Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan of RF Micro Devices, Inc., as amended and restated, of our reports dated June 2, 2010, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended April 3, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Greensboro, North Carolina
August 9, 2010